Exhibit 99.1

Heidrick & Struggles Appoints John Berisford to Board of Directors

CHICAGO, June 22, 2023 — Heidrick & Struggles International, Inc. (Nasdaq: HSII), a premier provider of global leadership advisory and on-demand talent solutions, today announced the appointment of John Berisford to its Board of Directors as an independent director and member of the Human Resources and Compensation Committee of the Board. With the appointment of Berisford, the Board will comprise eight directors, seven of whom are independent.

“We are excited to have John – a recognized business strategist, innovator with strong data and analytics acumen and a people-first HR executive – join our Board of Directors,” said Krishnan Rajagopalan, President and CEO, Heidrick & Struggles. “We know his voice, foresight and experience as a transformative business and HR leader will serve us well as we continue to diversify our business and innovate for the future.”

Berisford commented, “I’m honored to join the Board of Directors at Heidrick & Struggles, a truly global, influential leader in executive talent acquisition and leadership advisory services. Heidrick & Struggles is positively impacting leadership, teams and organizations of all industries and sizes around the world, and I’m excited to support their next phase of growth and diversification.”

Most recently, Berisford served as President of S&P Global Ratings and was responsible for all aspects of the business, including commercial, analytical, control and operations functions. Prior to that role, he served as Executive Vice President of Human Resources for S&P Global and was instrumental in creating and executing the company’s growth plan, which resulted in the creation of S&P Global after the sale of McGraw-Hill Education. Berisford was one of the driving forces in leading the evolution of S&P Global from a well-established media conglomerate into a leading information services provider with best-in-class data and analytics.

Before joining S&P Global, Berisford spent 22 years at PepsiCo where he spearheaded a number of important global initiatives and transformations, including helping to lead the integration of the independent Pepsi Bottling Group into PepsiCo’s overall corporate structure and serving as the Chief Human Resources Officer at the Pepsi Bottling Group after its initial public offering.

About Heidrick & Struggles

Heidrick & Struggles (Nasdaq: HSII) is a premier provider of global leadership advisory and on-demand talent solutions, serving the senior-level talent and consulting needs of the world’s top organizations. In our role as trusted leadership advisors, we partner with our clients to develop future-ready leaders and organizations, bringing together our services and offerings in executive search, diversity and inclusion, leadership assessment and development, organization and team acceleration, culture shaping and on-demand, independent talent solutions. Heidrick & Struggles pioneered the profession of executive search more than 65 years ago. Today, the firm provides integrated talent and human capital solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

Media Contact

Bianca Wilson

Director, Public Relations, Americas

Heidrick & Struggles

bwilson@heidrick.com